                                                                      Exhibit 12
                    UNION TANK CAR COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Thousands)
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
                                                               For the year ended December 31,
                                   Line       ----------------------------------------------------------------
                                  Number        1997           1996          1995         1994          1993
                                  ------      --------      --------      --------      --------      --------
Income Available for
   Fixed Charges:
------------------------------
Income from continuing
 operations                          1         $101,250      $102,583      $ 84,465      $ 63,378      $ 49,730

Provision for federal income
 taxes and foreign taxes             2           55,038        58,398        44,975        38,435        38,332

Provision for state income
 taxes                               3            2,081         1,208         1,053         1,706         2,420

Fixed charges (line 8)               4           91,102        88,215        92,764        98,807       101,973
                                               --------      --------      --------      --------      --------
Income available for fixed
 charges                             5         $249,471      $250,404      $223,257      $202,326      $192,455
                                               ========      ========      ========      ========      ========

Fixed Charges:
------------------------------
Interest expenses (including
 amortization of debt
 discount) as shown on the
 consolidated statement of
 income                              6         $ 75,356      $ 72,138      $ 81,179      $ 91,442      $ 96,584

Add interest portion of rent
 expense                             7           15,746        16,077        11,585         7,365         5,389
                                               --------      --------      --------      --------      --------

Total fixed charges                  8         $ 91,102      $ 88,215      $ 92,764      $ 98,807      $101,973
                                               ========      ========      ========      ========      ========

Number of times fixed
 charges were earned
 (line 5/line 8)                                   2.74 x        2.84 x        2.41 x        2.05 x        1.89 x
                                               ========      ========      ========      ========      ========
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